Exhibit 99.1

FOR RELEASE	Contact:
Kevin Kalicak 407-245-5870 (Analysts)
Rich Jeffers 407-245-4189 (Media)

DARDEN RESTAURANTS, INC. ANNOUNCES NEW BOARD MEMBER

ORLANDO, Fla. (Nov. 14, 2016) - Darden Restaurants, Inc. (NYSE: DRI) today announced that its Board of Directors has appointed Nana Mensah to the company’s Board, effective immediately. As a result of this action, the Board also voted to expand the number of seats on the Board to eight.

Speaking on behalf of the Board, Chuck Sonsteby, Chairman of Darden’s Board, commented, “My fellow Board members and I are delighted to welcome Nana to the Board. His extensive restaurant operations background, both domestically and internationally, coupled with his experience as a public company director brings additional expertise and perspective to the Board room.”

Commenting on the appointment, Mensah said, “I’m impressed with how well the Darden Board of Directors and the Company’s leadership team have worked together to build strong momentum across the business. I’m excited to be a part of this Board as we work to ensure Darden remains the industry leader and continues delivering value to shareholders.”

Mensah, 64, serves as Chairman and Chief Executive Officer of 'XPORTS, Inc., a privately held company that exports food packaging and food processing equipment to distributors and wholesalers outside of the United States. Previously, he served as the Chief Operating Officer of Church's Chicken, a division of AFC Enterprises, Inc., and as President and Chief Operating Officer of Long John Silver's Restaurants, Inc. Prior to that, Mensah served as Senior Vice President, Operations and Concept Development, for PepsiCo Restaurants International, overseeing the KFC, Pizza Hut and Taco Bell brands internationally and as a regional Vice President and General Manager for the KFC brand for PepsiCo.  Additionally, Mensah serves on the Board of Directors of Reynolds American, Inc. (RAI) and the Board of Trustees of the Children's Miracle Network.

About Darden Restaurants
Darden Restaurants, Inc., (NYSE: DRI), owns and operates more than 1,500 restaurants that generate $7.0 billion in annual sales. Headquartered in Orlando, Fla., and employing 150,000 people, Darden is recognized for a culture that rewards caring for and responding to people. Our restaurant brands - Olive Garden, LongHorn Steakhouse, Bahama Breeze, Seasons 52, The Capital Grille, Eddie V’s and Yard House - reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.

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